UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2020

Flexion Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36287	26-1388364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Mall Road, Suite 301, Burlington, Massachusetts		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 305-7777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001	FLXN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 18, 2020, we entered into an amendment to our credit and security agreement with Silicon Valley Bank as agent, MidCap Financial Trust, Flexpoint MCLS Holdings, LLC, and the other lenders from time to time party thereto.  Pursuant to the amendment, we borrowed $15.0 million under a new term loan advance and immediately used the proceeds to repay an equal amount under our revolving credit facility, and the maximum principal amount of the revolving credit facility was reduced from $20.0 million to $5.0 million.  The new term loan is subject to substantially the same terms, including interest rate, amortization and maturity date, as the existing term loan under the credit facility.  Under the credit facility, as amended, we remain subject to a minimum liquidity threshold, such that at any time our liquidity is below $80.0 million, we will become subject to a minimum revenue covenant. However, pursuant to the amendment, our minimum liquidity threshold now includes certain accounts receivable as deemed eligible under the credit and security agreement,  in addition to our cash, cash equivalents and marketable securities.  At March 31, 2020, our total liquidity as determined under the credit and security agreement following the amendment was $157.2 million.  Prior to May 2021, the minimum revenue covenant, if it applies in the future, is unmodified and is based on the greater of (i) a conservative percentage of the year’s approved forecast and (ii) modest growth over the trailing twelve months of actual revenues. Beginning in May 2021, the minimum revenue covenant, if it applies, will be the greatest of (i) a conservative percentage of the year’s approved forecast, (ii) modest growth over the trailing twelve months of actual revenues and (iii) 100% of the required minimum revenue covenant amount for the preceding month.  Also pursuant to the amendment, the final payment due upon repayment or maturity of the term loans was changed from 4.75% to 6.75% of the term loan amount.

The foregoing description of the amendment to the amended and restated credit and security agreement does not purport to be complete and is qualified in its entirety by the terms of the amendment, which is filed herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K with respect to the amendment to our amended and restated credit facility and borrowings thereunder is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events.

In advance of our participation at the RBC Capital Markets 2020 Virtual Global Healthcare Conference on May 19, 2020, we are providing the following updates to certain aspects of our business.

Commercialization of ZILRETTA®

Our operations have been and continue to be affected by the ongoing global pandemic of a novel strain of coronavirus (“COVID-19”) and the resulting volatility and uncertainty it has caused. As a result of COVID-19 and associated stay at home and social distancing orders, patient visits to physician practices and clinics have been significantly reduced across the United States. ZILRETTA is required to be administered by healthcare professionals and since mid-March, patient access to physician offices and clinics has been limited. Some practices have shut down in-person patient visits altogether, while others are open to only critical or acute cases.  In addition, we believe many patients have been reluctant to visit physician offices and clinics due to fear of contracting COVID-19. As a result of these adverse impacts on the operations of healthcare providers that administer ZILRETTA to patients and patients’ willingness to make in-person visits to healthcare facilities, purchases of ZILRETTA by healthcare providers dropped precipitously  starting in mid-March even though ZILRETTA sales were trending within our expectations for the first quarter of 2020 prior to COVID-19.

With respect to our sales and marketing efforts, in late March, our Musculoskeletal Business Managers (“MBMs”) transitioned to “e-detailing,” and began utilizing various technologies to engage with our target accounts and physicians. Our MBMs continue to position ZILRETTA as an effective, long-acting, non-opioid, treatment for OA knee pain. We also believe ZILRETTA can play an even more prominent role for those patients whose knee surgery has been affected by COVID-19; specifically, delays, postponements, and cancellations of total knee replacement surgeries all have the potential to increase the need for effective pain management therapies, including ZILRETTA. However, we cannot predict when or if we may be able to capitalize on this potential opportunity, which will depend on when and to what extent patients are otherwise able and willing to see healthcare providers for intra-articular injections.

With respect to purchases of ZILRETTA by physicians, clinics, and certain medical centers or hospitals (i.e., healthcare providers that administer ZILRETTA to patients), following the impact of COVID-19, weekly purchasing volume, in units, had declined to a low of 627 for the first week of April but have steadily risen week-over-week in the second quarter. For the week ended May 17, 2020, we estimate that approximately 3,600 ZILRETTA units were purchased, which is higher than the average weekly purchases of approximately 3,400 ZILRETTA units over the three week period immediately prior to the impact of COVID-19 starting in mid-March.

Due to the highly uncertain nature of the continuing impacts of COVID-19, we cannot predict if weekly purchases of ZILRETTA will continue at recent levels. Therefore, recent weekly unit purchasing trends are not necessarily indicative of results that should be expected in any future period. In addition, weekly unit purchasing is not what we report as product revenue from ZILRETTA sales, as we record revenue based on sales to our specialty distributors and a specialty pharmacy, as opposed to purchases of ZILRETTA by physicians, clinics, and certain medical centers or hospitals. Also, as a result of the impact of COVID-19, the levels of ZILRETTA inventory held at our specialty distributors at the end of March relative to healthcare providers’ purchasing were higher than what we have typically experienced at the end of prior calendar quarters. We believe that the inventory levels at our specialty distributors relative to healthcare providers’ purchasing will return to levels that are more consistent with those that we have experienced historically by the end of May.

The COVID-19 pandemic has caused significant volatility and uncertainty, which could result in a prolonged economic downturn that has disrupted and is expected to continue to disrupt our business. As a result of these negative impacts, specifically the adverse impact on the operations of healthcare providers that administer ZILRETTA to patients, we continue to expect to experience a material decline in revenues for the remainder of 2020, and possibly longer, as compared to our prior expectations in the absence of COVID-19. For a further discussion of the risks that could impact demand for ZILRETTA and our revenue, as well as the potential further impacts of COVID-19 on our business, refer to the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

FX201 Clinical Trial

In early April, we announced that we were temporarily suspending our Phase 1 clinical trial evaluating the safety and tolerability of FX201, our investigational intra-articular gene therapy product candidate in patients with osteoarthritis of the knee, in consideration of guidance issued by FDA to ensure the safety of trial participants and minimize risk to trial integrity from disruptions caused by COVID-19. Subsequently, our principal investigators have indicated that they are now comfortable continuing to conduct the trial, taking into account patient safety and trial integrity in light of COVID-19. As such, we have decided to immediately resume the Phase 1 trial.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
99.1

Amendment 1 to Amended and Restated Credit and Security Agreement dated as of May 18, 2020, by and among Flexion Therapeutics, Inc., Silicon Valley Bank as agent, MidCap Financial Trust, Flexpoint MCLS Holdings, LLC and the other lenders from time to time party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Flexion Therapeutics, Inc.

Date: May 19, 2020	By:	/s/ Mark S. Levine
Mark S. Levine
General Counsel and Corporate Secretary

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